CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated April 25, 2013, accompanying the financial statements of Investment Grade Income Trust, 20+ Year Series 13 (included in Van Kampen Unit Trusts, Taxable Income Series 365) as of December 31, 2012, and for the period from January 20, 2012 (date of deposit) through December 31, 2012 and the financial highlights for the period from January 20, 2012 (date of deposit) through December 31, 2012, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-177292) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
April 25, 2013